Exhibit 99.1

Contact:	John C. Merriwether
Vice President of Financial Relations
Health Management Associates, Inc.
(239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

COMMENTS ON UBS ANALYST REPORT

NAPLES, FLORIDA (March 11, 2004) — Health Management Associates, Inc. (NYSE: HMA) announced today that it believes an analyst report issued on March 9, 2004 by UBS analyst Ken Weakley contained materially inaccurate assumptions, and that those assumptions substantially distorted Mr. Weakley’s conclusions and negatively impacted HMA’s stock price. Mr. Weakley has issued reports in the last three months that HMA believes contain material errors and improperly target the Company. As with the prior UBS reports, neither Mr. Weakley nor any other representative of UBS contacted HMA to verify any of the information reported in the March 9, 2004 UBS report prior to publication.

Mr. Weakley’s March 9, 2004 report contained erroneous assumptions with respect to HMA’s expected 2004 Medicare outlier ratios, defined as outlier revenues divided by DRG base inpatient payments. These assumptions were based on the Center for Medicare and Medicaid Services (“CMS”) impact files and Mr. Weakley’s interpretation of the data contained in those files. The Medicare impact files are estimates of the expected impact of changes in the Medicare program made by CMS, the Federal agency responsible for administering Medicare and other health-related programs. Federal law and regulations require that these impact file estimates be calculated by CMS under certain circumstances, and these estimates are subject to material variances as identified by CMS in the Federal Register. The data contained in the impact files used as the source for Mr. Weakley’s March 9, 2004 report dates back to 1999, and are comprised of estimated figures for hospitals based on proposed changes to the Medicare program for each impact file year. Significantly, Mr. Weakley did not contact HMA at any point to verify the data and assumptions included in his report. That contact would have been prudent in light of the nature of Mr. Weakley’s report, and would have helped to ensure accurate, responsible dissemination of information to the investor community.

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Mr. Weakley’s data source for his March 9, 2004 report is the impact file data set forth in Chart 8 of his report. However, a number of his other charts found throughout this report do not appear to reconcile to the original data contained in Chart 8. For example, Chart 4, with regard to Outlier Payment Estimates, and Chart 6, with regard to Case Mix Index Estimates, do not appear to reconcile to the impact file data in Chart 8. Mr. Weakley did not identify, and the Company is unable to discern, any ancillary information he may have used in creating his data.

HMA’s actual Medicare outlier ratios are substantially lower than those reported by Mr. Weakley. For the first five months of fiscal year 2004, HMA’s actual Medicare outlier ratios, based on paid claims for those hospitals cited by Mr. Weakley, represented 1.81% of Medicare DRG base inpatient payments, more than 60% lower than the 4.72% outlier ratio reported by Mr. Weakley. The actual Medicare outlier ratio for HMA for fiscal year 2003 represented 3.74% of Medicare DRG base inpatient payments, approximately 12% lower than the 4.24% reported by Mr. Weakley, and substantially below the 5.0% to 6.0% range of Medicare inpatient payments to be paid to participating hospitals under Medicare.

The UBS report also stated that HMA’s Medicare inpatient outlier payments for its Mississippi hospitals are expected to be significantly higher than the anticipated national average for 2004. In fact, the actual average Medicare inpatient outlier ratio for HMA’s Mississippi hospitals for fiscal year 2003, and for paid claims during the first five months of fiscal year 2004, totaled 5.44% and 2.56%, respectively, substantially below the double-digit percentages reported by Weakley.

Additionally, HMA’s Medicare outpatient outlier payments represented 2.0% of Medicare outpatient payments, based on paid claims, through the first five months of fiscal year 2004. This level of outpatient outlier payments is below the 3.0% maximum statutory limit and in line with the 2.0% CMS targeted estimate included in the November 2003 Federal Register.

HMA believes a primary focus within the hospital industry will continue to be net revenue. For its first quarter ended December 31, 2003, HMA’s same hospital net revenue per adjusted admission was $6,855, which HMA believes is appropriate when compared to both its rural and urban peers, based on acuity, market geography and cost structure. HMA’s same hospital net revenue per adjusted admission increase for this quarter was 3.8%, as compared to the same quarter a year ago, and is well within the industry range. HMA previously reported that it renegotiated more than 60 managed care contracts during its quarter ended December 31, 2003, with terms and pricing consistent with the 209 contracts that it renegotiated during fiscal year 2003.

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HMA believes that through this report and others, Mr. Weakley is improperly attempting to link HMA with problems experienced by Tenet Healthcare, Inc. through innuendo and implication. The Company believes that Mr. Weakley’s irresponsible actions are causing confusion and misleading investors by insinuating that there is a close connection between HMA and Tenet, while facts and circumstances lead to a different conclusion.

HMA is the premier operator of non-urban general acute care hospitals in communities situated throughout the United States. HMA has generated 15 years of uninterrupted operating earnings growth and operates 52 hospitals in 16 states with 7,550 licensed beds.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenues, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and HMA has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

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